AMENDING AGREEMENT
THIS AMENDING AGREEMENT made effective as of the 23rd day of February, 2017.
BETWEEN:
ONCOYLYTICS BIOTECH INC.,
("ONCOLYTICS")
- and -
KIRK LOOK,
(the "Employee")
WHEREAS the Employee is an officer of Oncolytics whose terms of employment are set forth in the Executive Employment Agreement ("Employment Agreement") dated effective January 1, 2013;
AND WHEREAS Oncolytics and the Employee wish to amend the Employment Agreement;
NOW THEREFORE in consideration of the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1	Interpretation
This Amending Agreement is supplemental to and shall form one agreement with the Employment Agreement, and the Employment Agreement and this Amending Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument. In this Amending Agreement, including the recitals hereto, unless there is something within the subject matter or context inconsistent therewith, expressions herein, unless otherwise defined herein, have the same meanings as the corresponding expressions defined in the Employment Agreement.

2	Amendment to the Employment Agreement
The Employment Agreement Section 3 - Remuneration is amended as follows:

(1)
Commencing January 1, 2017, Oncolytics shall pay to the Employee a salary of THREE HUNDRED FORTY-FIVE THOUSAND ($345,000.00) CANADIAN DOLLARS per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of FOURTEEN THOUSAND THREE HUNDRED SEVENTY-FIVE DOLLARS ($14,375.00) on the 15th and last day of each month.

3	Confirmation
The parties hereto hereby acknowledge and confirm that, except as specifically amended by the provisions of this Amending Agreement, all of the terms and conditions contained in the Employment Agreement are and shall remain in full force and effect, unamended, in accordance with the provisions thereof.

4	Miscellaneous

(a)	This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta. The parties hereby submit to the jurisdiction of the Courts of Alberta.

(b)
The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date and year first above written.

ONCOLYTICS BIOTECH INC.
Per:	/s/ Wayne Pisano

Per:	/s/ Matt Coffey

/S/ Floriane Riouall                        /S/ Kirk Look
___________________________                ________________________________
Witness                                KIRK LOOK